Exhibit 99.2

FOR RELEASE

February 16, 2012

Contacts: Rob Stewart	Media Contact: Adam Handelsman
Investor Relations	Managing Director
Tel (949) 480-8300	Lippert/Heilshorn & Associates
Fax (949) 480-8301	(212) 201-6622
ahandelsman@lhai.com

ACACIA RESEARCH REPORTS FOURTH QUARTER

AND RECORD YEAR END FINANCIAL RESULTS

ALSO ANNOUNCES FIRST QUARTER 2012 PROGRESS

Newport Beach, Calif. – (BUSINESS WIRE) – February 16, 2012 – Acacia Research Corporation(1) (Nasdaq: ACTG) today reported preliminary results for the three months and year ended December 31, 2011. The income tax provision for the three months and year ended December 31, 2011 is preliminary and subject to completion and adjustment. As such, related net income (loss) and earnings (loss) per share for the three months and year ended December 31, 2011 are subject to adjustment resulting from finalization of the income tax provision in connection with the completion of our year end close procedures and the filing of our 2011 annual report on Form 10-K.

Fourth Quarter 2011 Results

•	Revenues in the fourth quarter of 2011 totaled $20,795,000, as compared to $13,102,000 in the comparable prior year quarter.

•

Preliminary GAAP net loss in the fourth quarter of 2011 was $7,026,000, or $0.17 per diluted share, as compared to a GAAP net loss of $5,270,000, or $0.16 per diluted share for the comparable prior year quarter.

•

Preliminary Non-GAAP net loss in the fourth quarter of 2011 was $1,911,000, or $0.05 per diluted share, as compared to $2,334,000, or $0.07 per diluted share, for the comparable prior year quarter. See below for information regarding non-GAAP measures.

•	During the fourth quarter of 2011 we acquired control of a record 15 patent portfolios.

Fiscal Year 2011 Results

•	Revenues and other operating income in fiscal year 2011 were a record $184,707,000, as compared to $131,829,000 in the comparable prior year.

•	Preliminary GAAP net income in 2011 was $19,976,000, or $0.48 per diluted share, as compared to $34,051,000, or $0.97 per diluted share for the comparable prior year.

•

Preliminary Non-GAAP net income in 2011 was $43,300,000, or $1.05 per diluted share, as compared to $48,103,000, or $1.37 per diluted share, for the comparable prior year. See below for information regarding non-GAAP measures.

•	Trailing twelve-month revenues, including other operating income, as of the end of 2011 increased to a record $184,707,000, as compared to $131,829,000 as of the end of the prior year.

•	During fiscal year 2011 we acquired control of a record 40 patent portfolios.

First Quarter 2012 Progress

•

For the first quarter of 2012, we expect to record our highest level of quarterly revenues to date. We have executed license agreements through February 1, 2012 in excess of $75.0 million. The foregoing results for the first quarter of 2012 are preliminary, unaudited and subject to adjustments, if any, resulting from our quarterly close procedures.

Consolidated Financial Results

Overview

Financial highlights and operating activities during the periods presented included the following:

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Revenues and other operating income (in thousands)	$20,795	$13,102	$184,707	$131,829
Net income (loss) (in thousands)	$(7,026)	$(5,270)	$19,976	$34,051
Non-GAAP net income (loss) (in thousands)	$(1,911)	$(2,334)	$43,300	$48,103
Diluted earnings (loss) per share	$(0.17)	$(0.16)	$0.48	$0.97
Pro forma non-GAAP net earnings (loss) per common share - diluted	$(0.05)	$(0.07)	$1.05	$1.37
New revenue agreements	37	41	125	221
Licensing programs generating revenues	26	25	56	58
Licensing programs with initial revenues	4	4	21	31
New patent portfolios	15	9	40	36

“Acacia Research revenues and other operating income were a record $184,707,000, up 40%, in fiscal year 2011, compared to $131,829,000 in fiscal year 2010. Acacia’s operating subsidiaries acquired control of 40 new patent portfolios during 2011 for future licensing and ended the year with over 200 patent portfolios. Cash and investments increased during the year by $218,770,000 to $323,286,000 at the end of the year,” commented Acacia Research Chairman and CEO, Paul Ryan.

“Acacia Research fourth quarter 2011 revenues were $20,795,000, compared to $13,102,000 in the year ago period. Acacia generated revenues from 37 new licensing agreements, covering 26 different technologies, including initial revenues from 4 new licensing programs.”

“Acacia Research reported net income of $19,976,000, or $0.48 per diluted share, in fiscal year 2011, including non-cash patent amortization and non-cash stock compensation charges totaling $23,324,000. Marketing, general and administrative expenses for 2011 increased to $35,693,000 from $25,067,000 in the comparable 2010 period. Litigation and licensing expense decreased to $13,005,000 versus $13,891,000 in the prior year.”

“We entered 2012 with the largest number of licensing opportunities in our history. Acacia expects continued growth in new licensing programs and the addition of new patent portfolios for future licensing, as we continue to build our leadership position in patent licensing. Quarterly revenues will continue to be uneven.”

“Acacia’s success in completing over 1080 licensing agreements to date, covering 112 different technologies, continues to generate interest from technology companies, universities and research centers wanting to partner with us and have us take over the licensing of their patented technologies.”

“We have also begun to expand our patent licensing business by partnering with large companies and have entered into a number of recent agreements covering patents issued to major technology companies,” concluded Mr. Ryan.

Trailing twelve-month revenues, including other operating income, were as follows (in thousands):

As of Date:	Trailing Twelve- Month Revenues and Other Operating Income	% Change

December 31, 2011	$184,707	4%
September 30, 2011	177,014	-1%
June 30, 2011	177,927	16%
March 31, 2011	153,187	16%
December 31, 2010	131,829	—

As of December 31, 2011, on a consolidated basis, we have generated revenues from 112 technology licensing and enforcement programs, as compared to 91 programs as of December 31, 2010.

Summary Financial Results

For the Three Months and Years Ended December 31, 2011 and 2010

Revenues and Other Operating Income (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Revenues	$20,795	$13,102	$172,256	$131,829
Verdict insurance proceeds	—	—	12,451	—

	$20,795	$13,102	$184,707	$131,829

Revenues in the fourth quarter of 2011 increased $7,693,000, or 59%, to $20,795,000, as compared to $13,102,000 in the comparable prior year quarter.

Revenues and other operating income in fiscal year 2011 increased $52,878,000, or 40%, to a record $184,707,000, as compared to $131,829,000 in the comparable prior year.

Verdict Insurance Proceeds. In April 2011 Creative Internet Advertising Corporation (“CIAC”), an operating subsidiary of Acacia, received a $12.5 million final judgment stemming from its May 2009 trial verdict and corresponding damages award in its patent infringement lawsuit with Yahoo! Inc. Yahoo! Inc. appealed the verdict. In April 2011, a three Judge panel of the United States Court of Appeals for the Federal Circuit reversed the District Court’s judgment of infringement in a 2 to 1 decision. In 2009, CIAC purchased a specific contingency insurance policy under which the insurer agreed to indemnify CIAC for covered losses incurred as a result of a final adjudication entered in the underlying litigation which resulted in a revised final judgment amount that was less than the $12.5 million final judgment covered under the policy (hereinafter, “verdict insurance”). As a result of the reversal of the District Court’s judgment described above, in September 2011, CIAC submitted a claim under the insurance policy and received $12.5 million in verdict insurance proceeds.

Cost of Revenues (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Inventor royalties and noncontrolling interests	$6,458	$3,798	$43,727	$28,483
Contingent legal fees	5,547	2,295	40,281	19,906
Verdict insurance proceeds related costs	—	—	7,661	—

Fourth quarter 2011 inventor royalties, noncontrolling interests (2010 periods only) and contingent legal fees, on a combined basis, as a percentage of total revenues increased to 58%, as compared to 47% in the comparable prior year quarter.

Fiscal year 2011 inventor royalties, noncontrolling interests (2010 periods only), contingent legal fees and verdict insurance proceeds related costs, on a combined basis, as a percentage of total revenues and other operating income increased to 50%, as compared to 37% in the comparable prior year.

Verdict insurance proceeds related costs include inventor royalties, contingent legal fees and other costs associated with the verdict insurance policy and related proceeds received, as described above.

The economic terms of the inventor agreements, operating agreements and contingent legal fee arrangements, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by our operating subsidiaries. These expenses fluctuate period to period, based on the amount of revenues and other operating income recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms generating revenues each period.

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Litigation and licensing expenses - patents	$2,205	$2,927	$13,005	$13,891

Fourth quarter and fiscal year 2011 litigation and licensing expenses-patents decreased due to lower net levels of litigation support, third-party technical consulting and professional expert expenses associated with our continued investment in ongoing licensing and enforcement programs. The decrease was partially offset by an increase in litigation and licensing expenses incurred in connection with our continued investment in new licensing and enforcement programs commenced since the end of the prior year quarter. We expect patent-related legal expenses to continue to fluctuate period to period in connection with our current and future patent acquisition, development, licensing and enforcement activities.

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Amortization of patents	$1,427	$1,389	$9,745	$6,931

Fourth quarter and fiscal year 2011 non-cash patent amortization charges increased due primarily to amortization expense related to new patent portfolios acquired during fiscal year 2011.

In addition, the increase in fiscal year 2011 non-cash patent amortization charges also reflects the acceleration of patent amortization related to recoupable up-front patent portfolio acquisition costs that were recovered in fiscal year 2011, pursuant to the provisions of the underlying inventor agreements.

Other Operating Expenses (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Marketing, general and administrative expenses	$4,974	$4,744	$22,114	$17,946
Non-cash stock compensation expense - MG&A	3,688	1,547	13,579	7,121

Total marketing, general and administrative expenses	$8,662	$6,291	$35,693	$25,067

Fourth quarter and fiscal year 2011 marketing, general and administrative expenses increased due to an increase in non-cash stock compensation charges resulting from an increase in the average grant date fair value of restricted shares expensed during the fourth quarter of 2011, as compared to the prior year quarter.

In addition, fiscal year 2011 marketing, general and administrative expenses increased due to a net increase in business development, engineering and other personnel since the end of the prior year period and an increase in variable performance-based compensation costs.

Provision for Income Taxes:

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Provision for income taxes (in thousands)	$2,439	$1,115	$10,075	$1,740
Effective tax rate	(49%)	(24%)	33%	4%

The fourth quarter and fiscal year 2011 increase in our effective tax rate primarily reflects the impact of the following:

•

Foreign withholding taxes paid during fiscal 2011, creating a foreign tax credit carry-forward, for which we placed a valuation allowance related to credits not utilized. Foreign withholding taxes totaling $7.5 million were withheld by the applicable foreign tax authority pursuant to the requirements of the applicable income tax convention, on payments in connection with certain licensing arrangements executed in 2011. In general, foreign taxes withheld may be claimed as a deduction on future U.S. corporate income tax returns, or as a credit against future U.S. income tax liabilities.

•	The impact of the suspension of the use of net operating losses in California for the 2011 tax year.

For financial reporting purposes, tax expense is calculated without the excess tax benefit related to the exercise and vesting of equity-based incentive awards. Under U.S. generally accepted accounting principles, if a deduction reported on a tax return for an equity-based incentive award exceeds the cumulative compensation cost for those instruments recognized for financial reporting purposes, any resulting realized tax benefit that exceeds the previously calculated and recognized compensation expense for those instruments is considered an excess tax benefit, and is recognized as a credit to additional paid-in capital. The deduction related to the exercise and vesting of equity-based incentive awards is available to offset taxable income on our 2011 consolidated tax returns. Accordingly, the tax expense calculated without the benefit related to the exercise and vesting of equity-based incentive awards in fiscal year 2011, totaling approximately $2.1 million was credited to additional paid-in capital, not taxes payable.

The income tax provision for the three months and year ended December 31, 2011 is preliminary and subject to completion and adjustment. As such, related net income (loss) and earnings (loss) per share for the three months and year ended December 31, 2011 are subject to adjustment resulting from finalization of the income tax provision in connection with the completion of our year end close procedures and the filing of our 2011 annual report on Form 10-K.

Financial Condition (in thousands)

Summary Balance Sheet Information:

	December 31, 2011	December 31, 2010
Cash & cash equivalents and investments	$323,286	$104,516
Accounts receivable	2,915	7,987
Total assets	352,864	134,784
Accounts payable and accrued expenses	6,499	7,099
Royalties and contingent legal fees payable	23,508	12,760
Total liabilities	30,639	20,931

Summary Cash Flow Information:

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Net cash provided by (used in):
Operating activities	$13,264	$14,575	$59,110	$44,922
Investing activities	(11,893)	(4,985)	(23,237)	(8,098)
Financing activities	2,699	9,499	176,345	13,956

Increase in cash and cash equivalents	$4,070	$19,089	$212,218	$50,780

During the fourth quarter of 2011, patent related acquisition costs totaled $11,875,000, as compared to $5,150,000 during the comparable 2010 period. Fiscal year 2011, patent related acquisition costs totaled $14,680,000, as compared to $8,224,000 in fiscal year 2010.

Pending Acquisitions

We continue to evaluate acquisitions to expand our patent portfolio. We are currently exploring a potential significant acquisition of a third party, and have commenced due diligence efforts with respect to such potential acquisition. We cannot provide any assurance that we will reach an agreement to acquire this company or that if we do, the acquisition will be consummated or that if consummated, any of the anticipated benefits of the pending acquisition will be obtained.

Refer to the section below entitled “Summary Financial Information” for additional summary consolidated balance sheet, income statement and cash flow information as of and for the applicable periods presented.

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes financial measures, including (1) non-GAAP net income and (2) non-GAAP Earnings Per Share (“EPS”), that are considered non-GAAP financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding non-cash stock compensation and non-cash patent amortization charges that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management’s internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Non-GAAP Net income and EPS. We define non-GAAP net income as net income calculated in accordance with GAAP, plus non-cash stock compensation and non-cash patent amortization charges. Non-GAAP EPS is defined as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results. Similarly, due to the variability associated with the timing and amount of patent acquisition payments and estimates inherent in the capitalization and amortization of patent acquisition costs, management believes that providing a non-GAAP financial measure that excludes non-cash patent amortization charges allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, and also provides our management with a useful tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are a number of limitations related to the use of non-GAAP net income and EPS versus net income and EPS calculated in accordance with GAAP. For example, non-GAAP net income excludes significant non-cash stock compensation and non-cash patent amortization charges that are recurring, and will continue to be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation programs and non-cash patent amortization reflects the cost of certain patent portfolio acquisitions, amortized on a straight-line basis over the estimated economic useful life of the respective patent portfolio, and may reflect the acceleration of amortization related to recoupable up-front patent portfolio acquisition costs. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and EPS and evaluating non-GAAP net income and EPS in conjunction with net income and EPS calculated in accordance with GAAP.

The accompanying table provided below provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

A conference call is scheduled for today. The Acacia Research presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 646-0797 for domestic callers and (706) 758-6764 for international callers, both of whom will need to enter the conference ID 42073131 when prompted. A replay of the audio presentation will be available for 30 days at (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, both of whom will need to enter the Conference ID 42073131 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue. Acacia Research Corporation’s subsidiaries control over 200 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearchgroup.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our ability to become the licensing partner for companies, and our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the effect of the global economic downturn on technology companies, the ability to successfully develop licensing programs and attract new business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation's financial results will vary, and may vary significantly, from quarter to quarter. This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur period to period.

ACACIA RESEARCH CORPORATION

SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(3)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Revenues	$20,795	$13,102	$172,256	$131,829

Operating costs and expenses:
Cost of revenues:
Inventor royalties	6,458	3,996	43,727	25,292
Contingent legal fees	5,547	2,295	40,281	19,906
Litigation and licensing expenses - patents	2,205	2,927	13,005	13,891
Amortization of patents	1,427	1,389	9,745	6,931
Verdict insurance proceeds	—	—	(12,451)	—
Verdict insurance proceeds related costs	—	—	7,661	—
Marketing, general and administrative expenses (including non-cash stock compensation expense of $3,688 and $13,579 for the three months and year ended December 31, 2011, respectively and $1,547 and $7,121 for the three months and year ended December 31, 2010, respectively)	8,662	6,291	35,693	25,067
Research, consulting and other expenses - business development	1,445	835	4,338	2,121

Total operating costs and expenses	25,744	17,733	141,999	93,208

Operating income (loss)	(4,949)	(4,631)	30,257	38,621
Total other income	18	52	96	135

Income (loss) from operations before provision for income taxes	(4,931)	(4,579)	30,353	38,756
Provision for income taxes	(2,439)	(1,115)	(10,075)	(1,740)

Net income (loss) including noncontrolling interests in operating subsidiary	(7,370)	(5,694)	20,278	37,016
Net (income) loss attributable to noncontrolling interests in operating subsidiaries	344	424	(302)	(2,965)

Net income (loss) attributable to Acacia Research Corporation	$(7,026)	$(5,270)	$19,976	$34,051

Net income (loss) per common share attributable to Acacia Research Corporation:
Basic earnings (loss) per share	$(0.17)	$(0.16)	$0.50	$1.05

Diluted earnings (loss) per share	$(0.17)	$(0.16)	$0.48	$0.97

Weighted average number of shares outstanding, basic	41,418,470	33,879,777	39,743,433	32,306,322

Weighted average number of shares outstanding, diluted	41,418,470	33,879,777	41,258,297	35,081,611

Reconciliation of GAAP Net Income (Loss) and EPS to Non-GAAP Net Income (Loss) and EPS

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

GAAP net income (loss)	$(7,026)	$(5,270)	$19,976	$34,051

Non-cash stock compensation	3,688	1,547	13,579	7,121
Non-cash patent amortization	1,427	1,389	9,745	6,931

Non-GAAP net income (loss)	$(1,911)	$(2,334)	$43,300	$48,103

Pro forma non-GAAP net earnings (loss) per common share — basic	$(0.05)	$(0.07)	$1.09	$1.49

Pro forma non-GAAP net earnings (loss) per common share — diluted	$(0.05)	$(0.07)	$1.05	$1.37

GAAP weighted-average shares — basic	41,418,470	33,879,777	39,743,433	32,306,322

GAAP weighted-average shares — diluted	41,418,470	33,879,777	41,258,297	35,081,611

ACACIA RESEARCH CORPORATION

SUMMARY FINANCIAL INFORMATION, (CONTINUED)

(In thousands)

(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31, 2011	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$314,733	$102,515
Short-term investments	6,597	—
Accounts receivable	2,915	7,987
Prepaid expenses and other current assets	790	1,679

Total current assets	325,035	112,181

Property and equipment, net of accumulated depreciation	220	135
Patents, net of accumulated amortization	25,188	19,803
Investments - noncurrent	1,956	2,001
Other assets	465	664

	$352,864	$134,784

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$6,499	$7,099
Royalties and contingent legal fees payable	23,508	12,760

Total current liabilities	30,007	19,859

Other liabilities	632	1,072

Total liabilities	30,639	20,931
Total stockholders’ equity	322,225	113,853

	$352,864	$134,784

ACACIA RESEARCH CORPORATION

SUMMARY FINANCIAL INFORMATION, (CONTINUED)

(In thousands)

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss) including noncontrolling interests in operating subsidiary	$(7,370)	$(5,694)	$20,278	$37,016
Adjustments to reconcile net income (loss) including noncontrolling interests in operating subsidiary to net cash provided by operating activities:
Depreciation and amortization	1,457	1,409	9,850	7,017
Non-cash stock compensation	3,688	1,547	13,579	7,121
Gain on investments	—	(32)	(15)	(32)
Changes in assets and liabilities:
Accounts receivable	29,645	30,993	5,072	(2,877)
Prepaid expenses, deferred fees and other assets	139	(50)	1,088	(757)
Accounts payable and accrued expenses	(753)	(1,496)	(1,490)	(1,414)
Royalties and contingent legal fees payable	(13,542)	(12,102)	10,748	358
Deferred revenues	—	—	—	(1,510)

Net cash provided by operating activities	13,264	14,575	59,110	44,922

Cash flows from investing activities:
Purchase of property and equipment	(18)	(19)	(190)	(58)
Purchase of available-for-sale investments	—	—	(8,427)	—
Sale of available-for-sale investments	—	184	60	184
Patent acquisition costs	(11,875)	(5,150)	(14,680)	(8,224)

Net cash used in investing activities	(11,893)	(4,985)	(23,237)	(8,098)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	(3)	—	175,229	—
Distributions to noncontrolling interests in operating subsidiary	—	(2,019)	(2,897)	(4,807)
Contributions from noncontrolling interests in operating subsidiary	662	1,949	1,539	2,393
Excess tax benefits from stock-based compensation	2,040	1,302	2,063	1,302
Proceeds from the exercise of stock options	—	8,267	411	15,068

Net cash provided by financing activities	2,699	9,499	176,345	13,956

Increase in cash and cash equivalents	4,070	19,089	212,218	50,780

Cash and cash equivalents, beginning	310,663	83,426	102,515	51,735

Cash and cash equivalents, ending	$314,733	$102,515	$314,733	$102,515

Business Highlights and Recent Developments(2)

Business highlights of the fourth quarter of 2011 and recent developments include the following:

Revenues for the three months ended December 31, 2011 included fees from the following technology licensing and enforcement programs:

•	Audio Communications Fraud Detection technology

•	Biosensor technology*

•	Camera Support technology

•	Data Compression technology*

•	Digital Signal Processing Architecture technology

•	Disk Array Systems & Storage Area Network technology

•	DMT® technology

•	Document Generation technology

•	High Performance Computer Architecture technology

•	Impact Instrument technology*

•	Interactive Content in a Cable Distribution System technology*

•	Item Identification technology

•	Lighting Ballast technology
•	Lighting Control technology

•	Location Based Services technology

•	MEMS technology

•	Messaging technology

•	Mobile Computer Synchronization technology

•	Network Monitoring technology

•	Online Auction Guarantee technology

•	Optical Switching technology

•	Pop-up Internet Advertising technology

•	Power-over-Ethernet technology

•	Software Installation technology

•	Targeted Content Delivery technology

•	Telematics technology

(*)	Initial license fees were recorded for these licensing programs in the fourth quarter of 2011.

•

AdjustaCam LLC entered into license agreements with Mace Group, Inc. and Macally Peripherals, Inc, J&R Electronics Inc., and Creative Technology, Ltd. and Creative Labs, Inc. The agreements resolved litigation that was pending in the United States District Court for the Eastern District of Texas.

•

Advanced Processor Technologies LLC entered into a settlement and license agreement with Digi International, Inc. This agreement resolved patent litigation that was pending in the United States District Court for the Eastern District of Texas.

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Chalumeau Power Systems LLC entered into a license agreement with Enterasys Networks, Inc., covering patents generally relating to Power Over Ethernet technology. The agreement resolved litigation that was pending in the United States District Court for the District of Delaware with respect to certain Enterasys products.

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Compression Technology Solutions LLC entered into a settlement agreement with Quest Software. This agreement resolved patent litigation, Civil Action No. 4:11-cv-01579, which was pending in the United States District court for the Eastern District of Missouri.

•	Content Delivery Solutions LLC entered into Patent License, Release and Settlement Agreements with Yahoo! Inc. and Akamai Technologies, Inc.

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Document Generation Corporation entered into license agreements with Pulse Systems, Inc., Aprima Medical Software, Inc., Noteworthy Medical Systems, Inc. and CompuGroup Medical SC LLC covering patents relating to document generation software. The agreements resolved litigation that was pending in the United States District Court for the Southern District of Illinois and the United States District Court for the Eastern District of Texas with respect to certain electronic medical record products.

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Greenlight Technologies LLC entered into a settlement and license agreement with X10 Wireless Technology. The settlement and license agreement resolved litigation that was pending in the United States District Court for the Eastern District of Texas.

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Lambda Optical Solutions LLC entered into a license agreement with Nokia Siemens Networks Oy. This agreement resolved patent litigation that was pending in the United States District Court for the District of Delaware.

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Lambda Optical Solutions LLC entered into a Settlement and License Agreement with Tellabs Inc. This agreement resolves patent litigation, Civil Action No. 10-487, which was pending in the United States District court for the District of Delaware.

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Lighting Ballast Control LLC entered into a settlement and license agreement with American Ballast Corp. covering patents relating to electronic lighting ballasts. The agreement resolved litigation that was pending in the United States District Court for the Northern District of Texas. The technology relates generally to controlling power to fluorescent lamps. The technology may be used in lighting ballasts for commercial and industrial applications.

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MEMTech LLC entered into a settlement agreements with Denso Corporation and Denso International America, Inc., and VTI Technologies Oy and VTI Technologies, Inc., covering patents relating to certain MEMS devices.

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Optimum Processing Solutions LLC resolved with Broadcom Corporation the patent litigation, Civil Action Case No. 1:09-cv-1098, that was pending in the United States District Court for the Northern District of Georgia, Atlanta Division.

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Resonant Biotechnologies LLC entered into a settlement agreement with SRU Biosystems, Inc. This agreement resolved patent litigation that was pending in the United States District Court for the District of New Jersey.

•	Smartphone Technologies LLC entered into a license agreement with Amazon.com, Inc.

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Smooth Impact LLC entered into license agreements with Estwing Manufacturing Company, Inc. and Olympia Tools International, Inc., covering patents directed to impact instrument technology. The agreements resolved the parties’ dispute that was pending in the District Court for the Eastern District of Texas, Case No. 6:10-cv-690.

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Software Restore Solutions LLC entered into a Settlement and License Agreement with Apple Inc. This agreement resolved patent litigation, Civil Action No. 1:11-cv-5625, which was pending in the United States District court for the Northern District of Illinois

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Summit Data Systems LLC entered into a settlement agreement with HighPoint Technologies, Inc. This agreement resolved patent litigation that was pending in the United States District Court for the District of Delaware.

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Telematics Corporation entered into a patent license agreement with OnStar LLC and General Motors LLC. This agreement resolved patent litigation that was pending in the United States District Court for the Northern District of Georgia.

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Unified Messaging Solutions LLC and Travelocity.com L.P. entered into a Patent License and Settlement Agreement which resolved all disputes between the parties currently pending in the United States District Court for the Eastern District of Texas (Tyler Division), Case No. 6:11cv464.

•	Unified Messaging Solutions LLC entered into a Patent License and Settlement Agreements with Atmos Energy Corporation, Reliant Energy Retail Holdings LLC and TXU Energy Retail Company LLC.

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Wireless Recognition Technologies LLC entered into a settlement and license agreement resolving litigation with Ricoh Innovations, Inc. and Ricoh Company, Ltd. The agreement resolved patent litigation pending in the United States District Court for the Eastern District of Texas.

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Acacia Research Group LLC and its affiliates continued their patent and patent rights acquisition activities, acquiring a total of 15 new patent portfolios in the fourth quarter of 2011, including the following:

•	In October 2011, acquired a patent relating to hearing aid technology from a major technology company.
•	In November 2011, acquired rights to semiconductor memory and process patents from a major technology company.
•	In November 2011, acquired patents for inhaler drug delivery technology from a major medical company.
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In November 2011, acquired 6 patent portfolios relating to cellular technology, mobile handsets, wireless local area networks (WLAN), video processing, IPTV technology, and location based services technology.

•	In November 2011, acquired a patent for enhanced screensaver technology.
•	In December 2011, acquired semiconductor packaging patents from a major technology company.
•	In December 2011, acquired patents relating to infusion pump technology from a major medical device company.
•	In December 2011, acquired a patent relating to online gaming technology.
•	In December 2011, acquired circuit and packaging patents from a major technology company.
•	In December 2011, acquired 26 optical networking patents from a major technology company.

•	On January 13, 2012 we announced that our subsidiary acquired ADAPTIX, Inc., a pioneer in the development of 4G technologies for wireless systems, for $160 million.

ADAPTIX, Inc., is an award-winning technology company long recognized in the industry as one of the first developers of cutting edge 4G wireless systems. With patents filed as early as 2000, ADAPTIX’s research and development efforts have resulted in one of the world’s most significant intellectual property portfolios focused on 4G technologies. With its rapidly growing portfolio of 230 issued and pending patents in 13 countries, ADAPTIX’s innovations extend across a broad range of 4G technologies including OFDMA and MIMO.

(1)

As used herein, “Acacia Research Corporation,” “we,” “us,” and “our” refer to Acacia Research Corporation and/or its wholly and majority-owned operating subsidiaries. All intellectual property acquisition, development, licensing and enforcement activities are conducted solely by certain of Acacia Research Corporation’s wholly and majority-owned operating subsidiaries.

(2)

Acacia Research Group LLC, AdjustaCam LLC , Advanced Processor Technologies LLC, Chalumeau Power Systems LLC, Compression Technology Solutions LLC, Content Delivery Solutions LLC, Document Generation Corporation, Greenlight Technologies LLC, Lambda Optical Solutions LLC, Lighting Ballast Control LLC, MEMTech LLC , Optimum Processing Solutions LLC, Resonant Biotechnologies LLC, Smartphone Technologies LLC, Smooth Impact LLC, Software Restore Solutions LLC, Summit Data Systems LLC, Telematics Corporation, Unified Messaging Solutions LLC and Wireless Recognition Technologies LLC are all wholly owned operating subsidiaries of Acacia Research Corporation.

(3)

The income tax provision for the three months and year ended December 31, 2011 is preliminary and subject to completion and adjustment. As such, related net income (loss) and earnings (loss) per share for the three months and year ended December 31, 2011 are subject to adjustment based on finalization of the income tax provision in connection with the completion of our year end close procedures and the filing of our 2011 annual report on Form 10-K.